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                      AMENDMENT N0. 1 TO DEPOSIT AGREEMENT

     AMENDMENT NO. 1 dated as of August 13, 1998 (the "Amendment") to the Deposit Agreement dated as of February 13, 1997 (as so amended, the "Deposit Agreement"), among ILOG S.A., incorporated under the laws of The Republic of France (the "Company"), Morgan Guaranty Trust Company of New York, as depositary (the "Depositary"), and all Holders from time to time of ADRs issued thereunder.

                              W I T N E S S E T H:

     WHEREAS, the Company and the Depositary executed the Deposit Agreement for the purposes set forth therein; and

     WHEREAS, pursuant to paragraph (16) of the form of ADR set forth as Exhibit A of the Deposit Agreement, the Company and the Depositary desire to amend the terms of the form of ADR.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Depositary hereby agree to amend the Deposit Agreement and the form of ADR as follows:

                                    ARTICLE I

                                   DEFINITIONS

     SECTION 1.01. Definitions. Unless otherwise defined in this Amendment, all capitalized terms used, but not otherwise defined, herein shall have the meaning given to such terms in the Deposit Agreement.

                                   ARTICLE II
                         AMENDMENTS TO DEPOSIT AGREEMENT

     SECTION 2.01. Deposit Agreement. All references in the Deposit Agreement to the terms "Deposit Agreement" shall, as of the Effective Date (as herein defined), refer to the Deposit Agreement, dated as of February 13, 1997, and as amended by this Amendment.

                                   ARTICLE III

                          AMENDMENTS TO THE FORM OF ADR

     SECTION 3.01. Paragraph (12) of the form of ADR is amended to read as follows:

            (12) Voting of Deposited Securities. As soon as practicable after receipt from the Company of notice of any meeting or solicitation of consents or proxies of holders of Shares or other Deposited Securities, the Depositary shall mail to Holders a notice stating (a) such information as is contained in such notice and any solicitation materials, (b) that each Holder on the record date set by the Depositary therefor will be entitled to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the Deposited Securities represented by the ADSs evidenced by such Holder's ADRs and
         (c) the manner in which such instructions may be given, including instructions to give a discretionary proxy to a person designated by the Company. Upon receipt of instructions of a Holder on such record date in the manner and on or before the date established by the Depositary for such purpose, the Depositary shall endeavor insofar as practicable and permitted under the provisions of or governing Deposited Securities to vote or cause to be voted (or to grant a discretionary proxy to a person designated by the Company to vote) the Deposited Securities represented by the ADSs evidenced by such Holder's ADRs in accordance with such instructions. The Depositary will not itself exercise any voting discretion in respect of any Deposited Security.


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

     SECTION 4.01. Representations and Warranties. The Company represents and warrants to, and agrees with, the Depositary and the Holders, that:

         (a) This Amendment, when executed and delivered by the Company, and the Deposit Agreement and all other documentation executed and delivered by the Company in connection therewith, will be and have been, respectively, duly and validly authorized, executed and delivered by the Company, and constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles; and


         (b) In order to ensure the legality, validity, enforceability or admissibility into evidence of this Amendment or the Deposit Agreement as amended hereby, and any other document furnished hereunder or thereunder in The Republic of France, neither of such agreements


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         need to be filed or recorded with any court or other authority in The
         Republic of France, nor does any stamp or similar tax need to be paid in The Republic of France on or in respect of such agreements; and

         (c) All of the information provided to the Depositary by the Company in connection with this Amendment is true, accurate and correct.

                                    ARTICLE V

                                  MISCELLANEOUS

     SECTION 5.01. Effective Date. This Amendment is dated as of the date set forth above and shall be effective as of August , 1998. (the "Effective Date").

     SECTION 5.02. New ADRs. From and after the Effective Date, the Depositary may arrange to have new ADRs printed or the current form of ADRs amended that reflect the changes to the form of ADRs effected by this Amendment. All ADRs issued hereunder after the Effective Date, once such new ADRs are available, whether upon the deposit of Shares or other Deposited Securities or upon the transfer, combination or split-up of existing ADRs, shall be substantially in the form of the specimen ADR attached as Exhibit A hereto. However, ADRs issued prior or subsequent to the date hereof, which do not reflect the changes to the form of ADR effected hereby, do not need to be called in for exchange and may remain outstanding until such time as the Holders thereof choose to surrender them for any reason under the Deposit Agreement. The Depositary is authorized and directed to take any and all actions deemed necessary to effect the foregoing.

     SECTION 5.03. Indemnification. The parties hereto shall be entitled to the benefits of the indemnification provisions of Section 16 of the Deposit Agreement, as amended hereby in connection with any and all liability it or they may incur as a result of the terms of this Amendment and the transactions contemplated herein.


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     IN WITNESS WHEREOF, the Company and the Depositary have caused this
Amendment to be executed by representatives thereunto duly authorized as of the date set forth above.

                                       ILOG S.A.

                                       By /s/ Roger D. Friedberger
                                         ---------------------------
                                       Name: Roger D. Friedberger
                                       Title: Chief Financial Officer

                                       MORGAN GUARANTY TRUST COMPANY
                                           OF NEW YORK


                                       By /s/ Jordana Chutter
                                         ---------------------------
                                       Name: Jordana Chutter
                                       Title: Vice President


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